UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ___)

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LIVE CURRENT MEDIA INC.
(Name of Registrant as Specified In Its Charter)

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ISS RECOMMENDS THAT LIVE CURRENT MEDIA INC.’S STOCKHOLDERS VOTE MANAGEMENT’S GOLD PROXY CARD TO RE-ELECT EXPERIENCED DIRECTORS

Business Wire: October 6, 2010

VANCOUVER – Live Current Media Inc. (OTCBB:LIVC) (the “Company”), an e-commerce company that owns and operates the luxury fragrance brand www.perfume.com, as well as a portfolio of other domain names, is pleased to announce that Institutional Shareholder Services Inc. (“ISS”), the leading provider of voting advisory services, has recommended that stockholders vote on management’s GOLD proxy card in favor of substantially all of the Company’s board nominees at the Company’s annual meeting of stockholders, scheduled for October 12, 2010.  ISS recommended that stockholders do not vote on the dissident’s white proxy card.

In making its recommendation, ISS concluded that “Mr. Hampson's and Mr. Morrison's specific knowledge of the fulfillment MSRP model may be important to its implementation and success.”  ISS also noted that “Mr. Hampson’s interests appear to be rationally aligned with shareholders given his large out of pocket investment in the company ($1.5 million since becoming CEO) and the fact that his position as the single largest shareholder (16.8 percent) is deeply out-of-the-money based on the average cost basis of $0.40 of his investment versus a current stock price of $0.08.”

ISS further stated that “the dissident is seeking the replacement of the full board but has failed to produce a well-reasoned and detailed business plan (including the dissidents' strategic initiatives), a transition plan that describes how the change in control of the company will be effected, and the identification of a qualified and credible new operational executive management team.  We find such an omission or oversight particularly curious given Mr. Jeffs’s intimate knowledge of the company having been CEO, President and director from 2002 to 2007.”  In reaching its conclusion, ISS stated that “we do not feel the dissident’s case is sufficiently compelling to justify wholesale replacement and reconstitution of the entire board.”

C. Geoffrey Hampson, Chairman and CEO, said, “We are pleased that ISS has recommended stockholders vote FOR substantially all of management’s nominees, although we are disappointed with ISS’s recommendation that stockholders withhold votes for James P. Taylor.  I urge all stockholders to vote the GOLD proxy card FOR C. Geoffrey Hampson, James P. Taylor, Paul W. Morrison, Mark Benham and Boris Wertz.”

VOTE “FOR” YOUR BOARD’S NOMINEES
ON THE GOLD PROXY CARD TODAY

About Live Current Media Inc.
Live Current owns one of the most powerful and engaging content and commerce destinations on the Internet in www.perfume.com. This site and others in the Company’s portfolio can be built into subject-specific DestinationHubs™, that can connect people to each other and to the information, brands, and products they are passionate about. Live Current has headquarters in Vancouver, Canada with an office in Mt. Olive, NJ and is publicly traded on the OTCBB (LIVC). For more information, visit http://www.livecurrent.com or http://www.perfume.com

All statements in this press release that are not statements of historical fact are forward-looking statements, including particularly statements of projected future revenues and net margins and the Company’s expectation that it will break even in 2012, as well as any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; pricing pressures; changes in operating expenses; our ability to raise capital as and when we need it and other factors.  Live Current Media Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Additional Information
On September 24, 2010, Live Current filed a definitive proxy statement with the SEC in connection with the Company’s 2010 Annual Meeting of Stockholders.  Live Current stockholders are strongly advised to read carefully the Company’s definitive proxy statement before making any voting or investment decision because the definitive proxy statement contains important information.  Live Current’s definitive proxy statement and any other reports filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Live Current at www.livecurrent.com.  A copy of the Company’s definitive proxy statement is available for free by writing to our Corporate Secretary at Live Current Media Inc., 780 Beatty Street, Suite 307, Vancouver, British Columbia V6B 2M1.  In addition, copies of the proxy materials may be requested from our proxy solicitor, Georgeson Inc., by phone at (888) 206-5896 or by email at livecurrent.info@georgeson.com.

Contact:

Live Current
Andrea Laird

604-453-4870 or 1-866-898-4354
andrea@livecurrent.com